Exhibit 99.1

Del Monte Foods Company P.O. Box 193575 San Francisco, CA 94119-3575	NEWS RELEASE
DEL MONTE CORPORATION ANNOUNCES
EXPIRATION OF EXCHANGE OFFER

     SAN FRANCISCO, CA, December 28, 2005 — Del Monte Corporation, a wholly-owned subsidiary of Del Monte Foods Company (NYSE:DLM), announced that it has completed its exchange offer to exchange up to $250.0 million principal amount of newly issued 6 3/4% Senior Subordinated Notes Due 2015, registered under the Securities Act of 1933, for a like principal amount of its outstanding, privately placed 6 3/4% Senior Subordinated Notes Due 2015. The newly issued notes are guaranteed on a subordinated basis by Del Monte Foods Company and on a senior subordinated basis by certain wholly-owned subsidiaries of Del Monte Corporation.
     Approximately $247.2 million aggregate principal amount, or 98.9%, of the privately placed 6 3/4% Senior Subordinated Notes Due 2015 were exchanged in the exchange offer and were accepted by Del Monte Corporation. The exchange offer expired at 5:00 p.m. New York City time on December 20, 2005.
     The outstanding, privately placed notes were issued in conjunction with the refinancing of a substantial portion of Del Monte Foods’ then-existing indebtedness in February 2005. Del Monte Corporation made the exchange offer to satisfy its obligations under the registration rights agreement relating to the outstanding, privately placed notes in which Del Monte Corporation committed to use its commercially reasonable efforts to issue notes pursuant to a registration under the Securities Act of 1933, which notes generally can be publicly traded, in exchange for the outstanding, privately placed notes, which are subject to certain transfer restrictions. The exchange offer did not affect Del Monte’s outstanding debt levels, as new notes issued pursuant to the registration under the Securities Act were issued only upon cancellation of a like amount of currently outstanding notes.
     This announcement is not an offer to sell any securities, nor a solicitation of any offer to buy any securities. The exchange offer was made only pursuant to Del Monte’s prospectus dated November 21, 2005, which was filed with the Securities and Exchange Commission as part of Del Monte’s Registration Statement on Form S-4.
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     Del Monte Foods is one of the country’s largest and most well known producers, distributors and marketers of premium quality, branded and private label food and pet products for the U.S. retail market, generating over $3 billion in net sales in fiscal 2005. With a powerful portfolio of brands including Del Monte®, Contadina®, StarKist®, S&W®, Nature’s Goodness™, College Inn®, 9Lives®, Kibbles ‘n Bits®, Pup-Peroni®, Snausages®, Pounce® and Meaty Bone®, Del Monte products are found in nine out of ten American households. For more information on Del Monte Foods Company (NYSE:DLM), visit the Company’s website at www.delmonte.com.

CONTACTS:	Media Inquiries	Investor Relations
	Brandy Bergman/Tracy Greenberger	Jennifer Garrison
	Citigate Sard Verbinnen	Del Monte Foods
	(212) 687-8080	(415) 247-3382
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